Exhibit 99.3

Execution Copy

Variable Rate Muni Term Preferred Shares Purchase Agreement

BLACKROCK CALIFORNIA MUNICIPAL INCOME TRUST

as Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Closing Date Purchaser

and

WELLS FARGO & COMPANY

as Closing Date Purchaser

March 22, 2012

7.	COVENANTS OF THE PURCHASER		14

	7.1	Voting Rights	14
	7.2	Tax Treatment	16

8.	MISCELLANEOUS		17

	8.1	Notices	17
	8.2	No Waivers	18
	8.3	Expenses and Indemnification	18
	8.4	Amendments and Waivers	20
	8.5	Successors and Assigns	20
	8.6	Term of this Agreement	20
	8.7	Governing Law	20
	8.8	Waiver	21
	8.9	Counterparts	21
	8.10	Beneficiaries	21
	8.11	Entire Agreement	21
	8.12	Severability	21
	8.13	Confidentiality	21
	8.14	General	23

Schedule I	—	Description of VMTP Shares
Schedule II	—	Litigation

Exhibit A	—	Forms of Opinions of Counsel for the Fund
Exhibit A-1	—	Form of Corporate and 1940 Act Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit A-2	—	[Reserved]
Exhibit A-3	—	Form of Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit B	—	Forms of Related Documents
Exhibit B-1	—	Form of Placement Agreement
Exhibit B-2	—	Form of Statement of Preferences
Exhibit B-3	—	Form of Voting Trust Agreement
Exhibit B-4	—	Form of Registration Rights Agreement
Exhibit B-5	—	Form of VMTP Shares
Exhibit B-6	—	Charter of the Fund

VMTP SHARES PURCHASE AGREEMENT

VARIABLE RATE MUNI TERM PREFERRED SHARES PURCHASE AGREEMENT dated as of March 22, 2012 (the “Closing Date”)

BETWEEN:

(1)	BLACKROCK CALIFORNIA MUNICIPAL INCOME TRUST, a closed-end investment company organized as a Delaware statutory trust, as issuer (the “Fund”); and

(2)

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, including its successors by merger or operation of law (and not merely by assignment of all or part of this Agreement or transfer of VMTP Shares (as defined below)) (the “WFB Purchaser”); and

(3)

WELLS FARGO & COMPANY, a Delaware corporation, including its successors by merger or operation of law (and not merely by assignment of all or part of this Agreement or transfer of VMTP Shares) (the “WFC Purchaser”), each as a purchaser of the VMTP Shares hereunder (together, the “Closing Date Purchasers”).

WHEREAS:

(A)

The Fund has authorized the issuance to the Closing Date Purchasers of its Variable Rate Muni Term Preferred Shares, as set forth on Schedule I hereto, which are the subject of this Agreement and which shall be issued on the Closing Date (the “VMTP Shares”);

(B)

Upon its purchase of VMTP Shares on the Closing Date, the WFC Purchaser agrees to transfer to the WFB Purchaser all VMTP Shares purchased by it on the Closing Date, such that, upon such transfer on the Closing Date, the WFB Purchaser shall be the purchaser in respect of 100% of the Preferred Shares (the “Purchaser”)

(C)	Each of the Fund and the Purchaser desire that the VMTP Shares be equity of the Fund under Applicable Law and for all tax purposes;

(D)

As an inducement to the Closing Date Purchasers to purchase the VMTP Shares, the Fund now desires to enter into this Agreement to set forth certain representations, warranties, covenants and agreements regarding the Fund and the VMTP Shares; and

(E)

As an inducement to the Fund to issue and sell the VMTP Shares, each Closing Date Purchaser desires to enter into this Agreement to set forth certain representations, warranties and agreements regarding such Closing Date Purchaser and the VMTP Shares.

NOW, THEREFORE, in consideration of the respective agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions.

The following terms, as used herein, have the following meanings:

“Additional Shares” means any additional shares of VMTP Shares or shares of beneficial interest of any class or series of the Fund having voting powers of which an Affiliate of the Purchaser is the Beneficial Owner (with the meaning used in Section 7.01) or that the Purchaser becomes the Beneficial Owner (with the meaning used in Section 7.01) of during the term of the Voting Trust Agreement.

“Affiliates” means, with respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, officer, employee or general partner (a) of such Person, (b) of any subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (x) to vote more than 25% of the securities having ordinary voting power for the election of directors of such Persons or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent Member” means a Person with an account at the Securities Depository that holds one or more VMTP Shares through the Securities Depository, directly or indirectly, for a Beneficial Owner and that will be authorized and instructed, directly or indirectly, by a Beneficial Owner to disclose information to the Redemption and Paying Agent with respect to such Beneficial Owner.

“Agreement” means this VMTP Shares Purchase Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Law” means Delaware state law, the federal law of the United States of America (including, without limitation, the 1940 Act), and those provisions incorporated by reference in the first paragraph of Section 8.14 of this Agreement.

“Beneficial Owner” means a Person in whose name VMTP Shares are recorded as beneficial owner of such VMTP Shares by the Securities Depository, an Agent Member or other securities intermediary on the records of such Securities Depository, Agent Member or securities intermediary, as the case may be, or such Person’s subrogee; provided, however, that “Beneficial Owner” as used in Section 7.01 of this Agreement means any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares (i) voting power which includes the power to vote, or to direct the voting of, securities and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, securities.

“Board of Trustees” means the Board of Trustees of the Fund or any duly authorized committee thereof.

“Business Day” means a day (a) other than a day on which commercial banks in The City of New York, New York are required or authorized by law or executive order to close and (b) on which the New York Stock Exchange is not closed.

“Charter” means the Agreement and Declaration of Trust, as amended and supplemented (including by the Statement of Preferences), of the Fund.

“Closed-End Funds” has the meaning set forth in Section 2.02(a).

“Closing Date” means March 22, 2012.

“Closing Date Purchasers” has the meaning set forth in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means the common shares of beneficial interests, par value $0.001 per share, of the Fund.

“Confidential Information” has the meaning set forth in Section 8.13.

“Conversion” has the meaning set forth in Section 7.01(b).

“Custodian” means a bank, as defined in Section 2(a)(5) of the 1940 Act, that has the qualifications prescribed in paragraph 1 of Section 26(a) of the 1940 Act, or such other entity as shall be providing custodian services to the Fund as permitted by the 1940 Act or any rule, regulation, or order thereunder, and shall include, as appropriate, any similarly qualified sub-custodian duly appointed by the Custodian.

“Date of Original Issue”, with respect to the VMTP Shares, means the date on which the Fund initially issued such VMTP Shares.

“Deviation” has the meaning set forth in Section 7.01(c).

“Due Diligence Request” means the due diligence request letter from Ashurst LLP dated November 7, 2011 and, as amended, January 10, 2012.

“Effective Leverage Ratio” has the meaning set forth in the Statement of Preferences.

“Eligible Assets” means the instruments listed on Appendix A to the Statement of Preferences.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Transfer” means any transfer of VMTP Shares (1) to a tender option bond trust, (2) in connection with a repurchase financing transaction, (3) relating to a collateral pledge arrangement, (4) to a person who, after giving effect to such transfer, together with any affiliated person (as defined in the 1940 Act) of such person will own, hold or control with power to vote, not more than 25% of the Outstanding VMTP Shares or (5) to an Affiliate of the Purchaser.

“Expenses” has the meaning set forth in Section 8.03.

“Fitch” means Fitch Ratings, a part of the Fitch Group, which is a majority-owned subsidiary of Fimalac, S.A., or any successor thereto.

“Fund” has the meaning set forth in the preamble to this Agreement.

“Holder”, means a Person in whose name a VMTP Share is registered in the registration books of the Fund maintained by the Redemption and Paying Agent.

The word “including” means “including without limitation”.

“Indemnified Persons” means, each Closing Date Purchaser and its affiliates and directors, officers, partners, employees, agents, representatives and control persons, entitled to indemnification by the Fund under Section 8.03.

“Information Statement” means the information statement of the Fund relating to the offering and sale of the VMTP Shares dated March 20, 2012.

“Investment Adviser” means BlackRock Advisors, LLC, or any successor company or entity.

“Liquidation Preference”, with respect to a given number of VMTP Shares, means $100,000 times that number.

“Minimum Asset Coverage” has the meaning set forth in the Statement of Preferences.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, or any successor thereto.

“1940 Act” means the Investment Company Act of 1940, as amended.

“NRSRO” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, that is not an “affiliated person” (as defined in Section 2(a)(3) of the 1940 Act) of the Fund, including, at the date hereof, Moody’s and Fitch.

“Notice of Redemption” has the meaning set forth in the Statement of Preferences.

“Person” means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Placement Agent” means BlackRock Investments, LLC.

“Placement Agreement” means the placement agreement, dated as of the Closing Date, between the Fund and the Placement Agent with respect to the offering and sale of the VMTP Shares.

“Policy Change” has the meaning set forth in Section 7.01(c).

“Purchase Price” means, in respect of (i) 1107 VMTP Shares sold to the WFB Purchaser, $110,700,000 and (ii) 606 VMTP Shares sold to the WFC Purchaser, $60,600,000, on the Closing Date.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Redemption and Paying Agent” means The Bank of New York Mellon, or with the affirmative vote or prior written consent of a Majority of the Holders, any successor Person, which has entered into an agreement with the Fund to act in such capacity as the Fund’s transfer agent, registrar, dividend disbursing agent, paying agent, redemption price disbursing agent and calculation agent in connection with the payment of regularly scheduled dividends with respect to VMTP Shares; provided, however, that the affirmative vote or prior written consent of a Majority of the Holders shall not be required with respect to any successor by operation of law or any successor who acquires all or substantially all of the assets and assumes all of the liabilities of the Redemption and Paying Agent being replaced, either directly or by operation of law, provided that such successor is a licensed banking entity with trust powers or a trust company and have total assets of at least $50 million.

“Redemption and Paying Agent Agreement” means the redemption and paying agent agreement, dated as of the Closing Date, by and between the Fund and the Redemption and Paying Agent pursuant to which The Bank of New York Mellon, or any successor, acts as Redemption and Paying Agent, as amended, modified or supplemented from time to time.

“Registration Rights Agreement” means the registration rights agreement entered into between the Fund and the Purchaser dated as of the Closing Date and as amended from time to time.

“Related Documents” means this Agreement, the Charter, the Statement of Preferences, the Registration Rights Agreement, the VMTP Shares and the Placement Agreement.

“Representatives” has the meaning set forth in Section 8.13.

“Right of First Refusal Procedures” has the meaning set forth in Section 2.02(b).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Depository” means The Depository Trust Company, New York, New York, and any substitute for or successor to such securities depository that shall maintain a book-entry system with respect to the VMTP Shares.

“Statement of Preferences” means the Fund’s Statement of Preferences of the VMTP Shares.

“Subject Shares” means VMTP Shares acquired from time to time by the Purchaser.

“Transactions” has the meaning set forth in Section 8.13.

“Trustee” means Lord Securities Corporation or any successor thereto.

“U.S. Government Securities” means direct obligations of the United States or of its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

“VMTP Shares” has the meaning set forth in the preamble to this Agreement.

“Voting Right” has the meaning set forth in Section 7.01.

“Voting Trust Agreement” means the agreement, dated as of March 22, 2012, among Wells Fargo Bank, National Association, as purchaser, Lord Securities Corporation, as voting trustee, and Institutional Shareholder Services Inc., as voting consultant.

“WFB Purchaser” has the meaning set forth in the preamble to this Agreement.

“WFC Purchaser” has the meaning set forth in the preamble to this Agreement.

“written” or “in writing” means any form of written communication, including communication by means of telex, telecopier or electronic mail.

SECTION 1.02. Incorporation of Certain Definitions by Reference.

Each capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor (including by incorporation by reference) in the Statement of Preferences. Any day not referred to herein as a Business Day shall mean a calendar day.

ARTICLE II

PURCHASES AND TRANSFERS, COSTS AND EXPENSES; ADDITIONAL FEE

SECTION 2.01. Commitment to Purchase VMTP Shares.

(a) On the Closing Date the WFB Purchaser will acquire 1,107 of the VMTP Shares and the WFC Purchaser will acquire 606 of the VMTP Shares, in each case sold on initial issuance in a transaction (which, based upon the representations of the Fund, the WFB Purchaser and the WFC Purchaser herein, is exempt from registration under the Securities Act), in each case by payment of the relevant Purchase Price in immediately available funds to the Fund through the account of its agent at the Securities Depository.

(b) On the Closing Date the WFC Purchaser shall transfer to the WFB Purchaser all of the VMTP Shares purchased by the WFC Purchaser on such Closing Date in exchange for a payment equal to the aggregate Liquidation Preference of such transferred VMTP Shares such that, on the Closing Date, the WFB Purchaser shall be the purchaser of 100% of the VMTP Shares. The WFC Purchaser agrees that it may only make offers and sales of the VMTP Shares in compliance with the Securities Act and applicable state securities laws and that the only party to which it shall sell VMTP Shares pursuant to this Section 2.01 shall be the WFB Purchaser.

SECTION 2.02. Sale of VMTP Shares.

(a) The Purchaser agrees that any subsequent offers and sales, without the prior written consent of the Fund, will be made only to persons it reasonably believes are (i) QIBs that are either registered closed-end management investment companies the shares of which are traded on a national securities exchange (“Closed-End Funds”), banks, insurance companies, companies that are included in the S&P 500 Index (and their direct or indirect wholly-owned subsidiaries) or registered open-end management investment companies or (ii) tender option bond trusts in which all Beneficial Owners are QIBs that are Closed-End Funds, banks, insurance companies, companies that are included in the S&P 500 Index (and their direct or indirect wholly-owned subsidiaries) or registered open-end management investment companies, in each case, pursuant to Rule 144A of the Securities Act or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(2) of the Securities Act. The foregoing restrictions on transfer shall not apply to any VMTP Shares registered under the Securities Act pursuant to the Registration Rights Agreement or any subsequent transfer of such VMTP Shares thereafter. Notwithstanding the foregoing, the Fund shall have the right of first refusal in accordance with the Right of First Refusal Procedures on all proposed direct transfers of Outstanding VMTP Shares from the Purchaser or an Affiliate thereof (other than an Excluded Transfer) to an unaffiliated third party which will upon settlement result in such unaffiliated third party holding and having purchased from the Purchaser (or its Affiliates in the aggregate) more than 25% of the Outstanding VMTP Shares; provided, that the foregoing right of first refusal shall not apply to any VMTP Shares sold pursuant to an underwriting contemplated by Section 3.3 of the Registration Rights Agreement. Any transfer in violation of this Section 2.02(a) shall be void ab initio.

(b) In connection with the right of first refusal set forth in Section 2.02(a), the following procedures shall apply (the “Right of First Refusal Procedures”):

(i) the Purchaser shall notify the Fund by Electronic Means of any proposed sales or transfers of VMTP Shares which would entitle the Fund to exercise its right of first refusal;

(ii) if the Fund wishes to exercise its right of first refusal, the Purchaser must be notified by Electronic Means of such election by the Fund within three Business Days of delivery of notice from the Purchaser pursuant to subclause (i) above (not counting the day of delivery) and the price to be paid by the Fund with respect to such transfer will be the lesser of the (x) Liquidation Preference plus accrued and unpaid dividends and (y) the proposed transfer price to the unaffiliated third party;

(iii) the exercise of the right of first refusal by the Fund pursuant to subclause (ii) above shall be deemed to be the trade date for the purchase of the VMTP Shares by the Fund from the Purchaser and the sale shall settle within 30 days of such trade date, or if the 30th day of such trade date is not a Business Day, then the next Business Day after such 30th day;

(iv) if the Purchaser does not receive an affirmative response from the Fund pursuant to subclause (ii) above within the required time frame, such right of first refusal shall be deemed rejected by the Fund; and

(v) any VMTP Shares purchased by the Fund pursuant to its exercise of the right of first refusal in subclause (ii) above shall be cancelled by the Fund within one Business Day of settlement of such purchase to the extent the Fund, together with the Investment Adviser and accounts or entities over which the Fund or the Investment Adviser exercises discretionary authority, owns or controls in the aggregate more than 25% of the Outstanding VMTP Shares.

SECTION 2.03. Expense Reimbursement.

On the Closing Date, the Fund shall pay, or cause to be paid, the reasonable fees and expenses of the Closing Date Purchasers, including the Closing Date Purchasers’ outside counsel fees and expenses and for the first year that a Voting Trust Agreement is in effect, the fees and expenses of the parties thereto, in accordance with the terms therein.

ARTICLE III

CLOSING DATE

SECTION 3.01. Conditions to Closing Date.

It shall be a condition to the Closing Date that each of the following conditions shall have been satisfied or waived as of such date, and upon such satisfaction or waiver, this Agreement shall be effective:

(a) this Agreement shall have been duly executed and delivered by the parties hereto;

(b) the VMTP Shares shall have a long-term credit rating of “Aaa” from Moody’s and a long-term issue credit rating of “AAA” from Fitch on the Closing Date;

(c) receipt by each of the Closing Date Purchasers of opinions of counsel for the Fund acceptable to the Closing Date Purchasers in the form of Exhibits A-1 through A-3;

(d) there shall have been delivered to each of the Closing Date Purchasers such information and copies of documents, approvals (if any) and records certified, where appropriate, of trust and legal proceedings as each of the Closing Date Purchasers may have requested relating to the Fund’s entering into and performing this Agreement and the other Related Documents to which it is a party, and the transactions contemplated hereby and thereby;

(e) there shall have been delivered to the Fund such information and copies of documents, approvals (if any) and records certified, where appropriate, of trust and legal proceedings as the Fund may have requested relating to each Closing Date Purchaser’s entering into and performing this Agreement and the other Related Documents to which it is a party, and the transactions contemplated hereby and thereby;

(f) receipt by the Purchaser of executed originals or copies of all Related Documents (other than this Agreement) to which the Fund is a party in the form of Exhibit B, as in effect on the Closing Date, and an incumbency certificate with respect to the authorized signatories thereto;

(g) receipt by the Fund of executed originals or copies of all Related Documents (other than this Agreement) to which the Purchaser is a party in the form of Exhibit B, as in effect on the Closing Date, and an incumbency certificate with respect to the authorized signatories thereto;

(h) the reasonable fees and expenses and all other amounts (including reasonable attorneys’ fees and expenses related to the issuance of the VMTP Shares) payable on the Closing Date and pursuant to Section 2.03 hereof shall have been paid;

(i) receipt by the Fund and each of the Closing Date Purchasers of an opinion of counsel of the Redemption and Paying Agent in the form and substance satisfactory to the Fund and the Closing Date Purchasers;

(j) except as disclosed in the Information Statement or in Schedule II hereto, there shall not be any action, suit, proceeding or investigation pending or (to the knowledge of the Fund) overtly threatened in writing against the Fund in any court or before any governmental authority which in the good faith judgment of the party invoking this condition, (i) is in any way contesting or, if decided adversely, would affect the validity of any other Related Document to which the Fund is a party or this Agreement, or (ii) in which a final adverse decision would materially adversely affect provisions for or materially adversely affect the sources for payment of liquidation preference of or dividends on the VMTP Shares;

(k) receipt by each of the Closing Date Purchasers of copies of all ISDA documentation to which the Fund is a party including all trade confirmations and Credit Support Annexes;

(l) in the good faith judgment of the party invoking this condition no change in law, rule or regulation (or their interpretation or administration), in each case, shall have occurred after the date of this Agreement, which will materially and adversely affect the consummation of the transaction contemplated by this Agreement; and

(m) there shall have been delivered to each of the Closing Date Purchasers any additional documentation and financial information, including satisfactory responses to its due diligence inquiries, as it reasonably deems relevant.

The Fund and the Closing Date Purchasers agree that consummation of the purchase and sale of the VMTP Shares pursuant to this Agreement shall constitute acknowledgment that the foregoing conditions have been satisfied or waived.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE FUND

The representations and warranties set out in this Article IV are given hereunder by the Fund to the Closing Date Purchasers on the Closing Date.

SECTION 4.01. Existence.

The Fund is validly existing as a statutory trust under the laws of Delaware, with requisite power to issue the VMTP Shares and to execute, deliver and perform its obligations under this Agreement and each other Related Document to which it is a party.

SECTION 4.02. Authorization; Contravention.

The execution, delivery and performance by the Fund of this Agreement and each other Related Document to which it is a party are within the Fund’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Fund or result in the creation or imposition of any lien or encumbrance on any asset of the Fund, except as contemplated by the Information Statement or Related Documents and for such violations or contraventions which should not reasonably be expected to have a material adverse effect on the Fund or its ability to perform its obligations under the Related Documents to which it is a party.

SECTION 4.03. Binding Effect.

This Agreement constitutes a valid and binding agreement of the Fund enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws. The VMTP Shares have been duly authorized and, when issued upon payment therefor by each of the Closing Date Purchasers as contemplated in this Agreement, will be validly issued by the Fund and fully paid and, except as otherwise provided in the last sentence of Section 3.8 of the Charter, nonassessable and free of any preemptive or similar rights.

SECTION 4.04. Financial Information.

The publicly available financial statements of the Fund as of its most recent fiscal year-end, and the auditors’ report with respect thereto, copies of which have heretofore been furnished to each of the Closing Date Purchasers, present fairly, in all material respects, the financial position of the Fund at such date and for such period, in conformity with accounting principles generally accepted in the United States of America. The audits of these statements were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States). Since the date of such financial statements, except as contemplated by the Information Statement, no transaction or event has occurred and no change has occurred in the condition (financial or otherwise) or operations of the Fund that should reasonably be expected to materially and adversely affect the Fund’s ability to complete the issuance of any of the VMTP Shares or the Fund’s ability to perform its obligations under this Agreement, any of the VMTP Shares and the other Related Documents to which it is a party.

SECTION 4.05. Litigation.

Except as disclosed in the Information Statement or in Schedule II hereto, there is no action, suit, proceeding or investigation pending or (to the knowledge of the Fund) overtly threatened in writing against the Fund in any court or before any governmental authority.

SECTION 4.06. Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental agency, bureau or agency required to be obtained in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the other Related Documents (including the VMTP Shares) to which the Fund is a party have been obtained and are in full force and effect, except for those which the failure to obtain or maintain in full force and effect should not reasonably be expected to materially and adversely effect the Fund’s ability to comply with the Statement of Preferences or the Related Documents to which it is a party.

SECTION 4.07. Information Statement.

The Information Statement (including any amendments or supplements prepared subsequent to its date) a true copy of which, in each case, has been furnished to each of the Closing Date Purchasers, and the documents furnished and written statements made by the Fund in connection with the preparation or execution of this Agreement and the other Related Documents to which it is a party when considered together with the Information Statement, do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which made, not misleading.

SECTION 4.08. Offering of Preferred Shares.

Assuming the accuracy of the representations and warranties of the Purchaser in Section 5.07 and 5.08 hereof, no registration of the VMTP Shares under the Securities Act is required for the offer and sale of the VMTP Shares in the manner contemplated by this Agreement and the Information Statement.

As of the Closing Date, the VMTP Shares will satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act, and no securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the VMTP Shares are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

The Fund has not distributed any offering material in connection with the offering and sale of the VMTP Shares other than to the Purchaser or its representatives.

SECTION 4.09. Complete and Correct Information.

All written information, written reports and other papers and written data prepared by the Fund and furnished to the Closing Date Purchasers in connection with its purchase of the VMTP Shares, at the time the same were prepared, accurately set forth the information purported to be included therein in all material respects when taken together as a whole with the Information Statement, and did not materially misrepresent the financial position, operations or prospects of the Fund.

SECTION 4.10. 1940 Act Registration.

The Fund is duly registered as a closed-end management investment company under the 1940 Act and such registration is in full force and effect.

SECTION 4.11. Effective Leverage Ratio; Minimum Asset Coverage.

As of the Closing Date, the Fund is in compliance with the Effective Leverage Ratio and the Minimum Asset Coverage as required by the Statement of Preferences.

SECTION 4.12. Investment Policies.

As of the Closing Date, the Fund is in compliance with Section 6(c) of the Statement of Preferences.

SECTION 4.13. Credit Quality.

As of the Closing Date, the Fund is in compliance with Section 6(d) of the Statement of Preferences.

SECTION 4.14. Due Diligence.

The Fund understands that nothing in this Agreement, the Information Statement, or any other materials presented to the Fund in connection with the purchase and sale of the VMTP Shares constitutes legal, tax or investment advice from the Closing Date Purchasers. The Fund has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its sale of the VMTP Shares.

SECTION 4.15. Intent to Issue Equity.

It is the intent and understanding of the Fund that the VMTP Shares constitute shares of beneficial interest of the Fund under the laws of the State of Delaware and that all distributions on or with respect to the VMTP Shares (whether in the form of dividends, redemption payments, liquidation proceeds or otherwise) shall be subject to the restrictions and limitations applicable to distributions on or with respect to corporate stock under the laws of the State of Delaware. All negotiations between each of the Closing Date Purchasers (or any of their affiliates) and the Fund regarding the VMTP Shares have been consistent with such intent and understanding. The Fund agrees to treat the VMTP Shares as equity of the Fund for all U.S. federal, state, and local income and other tax purposes.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE CLOSING DATE PURCHASERS

Each of the WFB Purchaser and the WFC Purchaser severally represents and warranties with respect to itself on the Closing Date to the Fund as follows:

SECTION 5.01. Existence.

The WFB Purchaser is duly organized and validly existing and in good standing as a national banking association under the laws of the United States and the WFC Purchaser is duly organized and validly existing and in good standing as a holding company and a bank holding company under the laws of the State of Delaware, and each Closing Date Purchaser has all requisite power and authority to execute and deliver, and to perform its obligations under this Agreement and each Related Document to which it is a party.

SECTION 5.02. Authorization; Contravention.

The execution, delivery and performance by each of the Closing Date Purchasers of this Agreement and each Related Document to which it is a party are within such Closing Date Purchaser’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon such Closing Date Purchaser.

SECTION 5.03. Binding Effect.

This Agreement and, with respect to the Purchaser, the Registration Rights Agreement and the Voting Trust Agreement, constitutes a valid and binding agreement of the Purchaser, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

SECTION 5.04. Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any regulatory, supervisory or governmental agency, bureau or agency required to be obtained by each Closing Date Purchaser in connection with the performance of such Closing Date Purchaser or the execution, delivery, performance or the validity or enforceability of this Agreement, the purchase of the VMTP Shares and the other Related Documents to which either of the Closing Date Purchasers is a party have been obtained and are in full force and effect.

SECTION 5.05. Due Diligence.

Each Closing Date Purchaser understands that nothing in this Agreement, the Information Statement, or any other materials presented to such Closing Date Purchaser in connection with the purchase and sale of the VMTP Shares constitutes legal, tax or investment advice from the Fund. Each Closing Date Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the VMTP Shares.

SECTION 5.06. Intent to Purchase Equity.

It is the intent and understanding of each of the Closing Date Purchasers that the VMTP Shares constitute shares of beneficial interest of the Fund under the laws of the State of Delaware and that all distributions on or with respect to the VMTP Shares (whether in the form of dividends, redemption payments, liquidation proceeds or otherwise) shall be subject to the restrictions and limitations applicable to distributions on or with respect to corporate stock under the laws of the State of Delaware. All negotiations between the Closing Date Purchasers (or any of their affiliates) and the Fund regarding the VMTP Shares have been consistent with such intent and understanding. Each Closing Date Purchaser agrees to treat the VMTP Shares as equity of the Fund for all U.S. federal, state, and local income and other tax purposes.

SECTION 5.07. Investment Purpose.

Each Closing Date Purchaser is purchasing the VMTP Shares for its own account for investment purposes only and not with any view toward a resale or distribution thereof, except in accordance with Section 2.01(b) hereof.

SECTION 5.08. Underwriter Status.

Each Closing Date Purchaser has no contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person or anyone else any of the VMTP Shares, and each Closing Date Purchaser has no present plans to enter into any such contract, undertaking, agreement or arrangement, except in accordance with Section 2.01(b) hereof.

ARTICLE VI

COVENANTS OF THE FUND

The Fund agrees that, so long as there is any amount payable hereunder or the Purchaser owns any outstanding VMTP Shares at any time prior to the registration of VMTP Shares pursuant to the Registration Rights Agreement:

SECTION 6.01. Future Agreements.

Unless advised in a legal opinion of nationally recognized counsel that entry into such an agreement would violate Applicable Law or the fiduciary duties of the Board of Trustees, the Fund shall promptly, upon the request of the Purchaser, enter into an agreement, complying with Applicable Law, and satisfying Section 12(d)(1)(E)(iii) of the 1940 Act as agreed to by the Fund and the tender option bond trust in their commercially reasonable discretion upon any transfer of the VMTP Shares to a tender option bond trust.

SECTION 6.02. No Setoff.

All payments of any sums due hereunder shall be made in the amounts required hereunder without any reduction or setoff, notwithstanding the assertion of any right of recoupment or setoff or of any counterclaim by the Fund within 15 days of the request for such payment having been sent to the Fund, unless such request for payment is contested by the Fund in good faith.

ARTICLE VII

COVENANTS OF THE PURCHASER

SECTION 7.01. Voting Rights.

As of the Closing Date, and for so long as the Purchaser together with any of its Affiliates own at least 20% of the Outstanding VMTP Shares and the Fund has not failed to pay dividends on the VMTP Shares for two years, the Purchaser shall enter into and maintain in full force and effect a Voting Trust Agreement in substantially the form attached hereto as Exhibit B-3 and thereby convey into the voting trust, governed by the Voting Trust Agreement, the right to vote all of its VMTP Shares with respect to:

(a) the election of the two members of the Board of Trustees for which Holders of VMTP Shares are exclusively entitled to vote on under Section 18(a)(2)(C) of the 1940 Act and all other rights given to Holders of VMTP Shares with respect to the election of Board of Trustees of the Fund;

(b) the conversion of the Fund from a closed-end management investment company to an open-end fund, or to change the Fund’s classification from diversified to non-diversified, each pursuant to Section 13(a)(1) of the 1940 Act (any of the foregoing, a “Conversion”), together with any additional voting or consent right under the Statement of Preferences that relates solely to any action or amendment to the Statement of Preferences that is so closely related to the Conversion that it would be impossible to give effect to the Conversion without implicating such additional voting or consent right; provided that any such additional voting or consent right shall not include any voting or consent right related to satisfying any additional term, condition or agreement upon which the Conversion is conditioned upon or subject to;

(c) the deviation from a policy in respect of concentration of investments in any particular industry or group of industries as recited in the Fund’s registration statement, pursuant to Section 13(a)(3) of the 1940 Act (a “Deviation”), together with any additional voting or consent right under the Statement of Preferences that relates solely to any action or amendment to the Statement of Preferences that is so closely related to the Deviation that it would be impossible to give effect to the Deviation without implicating such additional voting or consent right; provided that any such additional voting or consent right shall not include any voting or consent right related to satisfying any additional term, condition or agreement upon which the Deviation is conditioned upon or subject to; and

(d) borrowing money, issuing senior securities, underwriting securities issued by other persons, purchasing or selling real estate or commodities or making loans to other persons other than in accordance with the recitals of policy with respect thereto in the Fund’s registration statement, pursuant to Section 13(a)(2) of the 1940 Act (and of the foregoing, a “Policy Change”), together with any additional voting or consent right under the Statement of Preferences that relates solely to any action or amendment to the Statement of Preferences that is so closely related to the Policy Change that it would be impossible to give effect to the Policy Change without implicating such additional voting or consent right; provided that any such additional voting or consent right shall not include any voting or consent right related to satisfying any additional term, condition or agreement upon which the Policy Change is conditioned upon or subject to.

Each voting right set forth in clauses (a) through (d) above is referred to herein as a “Voting Right”.

In the event the WFC Purchaser does not transfer all of the VMTP Shares purchased by the WFC Purchaser on the Closing Date to the Purchaser in accordance with Section 2.01(b) of this Agreement, the WFC Purchaser, on the Business Day immediately succeeding the Closing Date, shall enter into and maintain in full force and effect a Voting Trust Agreement in substantially the form attached hereto as Exhibit B-3 and thereby convey into the voting trust, governed by the Voting Trust Agreement, the right to vote all of its VMTP Shares with respect to each Voting Right, and such Voting Trust Agreement shall remain in full force and effect for long as the WFC Purchaser is the Beneficial Owner of any VMTP Shares.

At all times the Voting Rights are subject to a Voting Trust Agreement, the Closing Date Purchaser that is a party to such Voting Trust Agreement (the “Applicable Closing Date Purchaser”) or its affiliate or designee will be the registered owner of the VMTP Shares. If any dividend or other distribution in respect of the Subject Shares is paid, such dividend or distribution will be paid directly to the Applicable Closing Date Purchaser or its affiliate or designee owning such Subject Shares; provided, that, any Additional Shares will become part of the Subject Shares covered by the Applicable Closing Date Purchaser’s Voting Trust Agreement.

The Voting Rights of the Purchaser and its Affiliates shall remain subject to the Voting Trust Agreement for so long as the Purchaser and its Affiliates are the Beneficial Owners in the aggregate of 20% or more of the Outstanding VMTP Shares.

At all times the Voting Rights are subject to a Voting Trust Agreement, the Applicable Closing Date Purchaser shall irrevocably appoint and constitute, and shall cause each of its Affiliates who are Beneficial Owners of any Subject Shares to irrevocably appoint and constitute, the Trustee as its attorney-in-fact and agrees, and agrees to cause each of such Affiliates, to grant the Trustee one or more irrevocable proxies with respect to the Voting Rights and further agrees to renew any such proxies that may lapse by their terms while the Subject Shares are still subject to such Voting Trust Agreement.

Notwithstanding the above provisions of this Section 7.01, upon the transfer of VMTP Shares by the Applicable Closing Date Purchaser to any third party (other than a transfer to an Affiliate of such Applicable Closing Date Purchaser (other than a transfer of any VMTP Shares owned by the WFC Purchaser to the Purchaser) in which case such VMTP Shares shall remain subject to such Applicable Closing Date Purchaser’s Voting Trust Agreement) such VMTP Shares shall no longer be subject to such Applicable Closing Date Purchaser’s Voting Trust Agreement; provided, however, in connection with an Excluded Transfer:

(i) of the type specified in clause (1) of the definition of Excluded Transfer, the VMTP Shares shall remain subject to such Voting Trust Agreement until such time as the Fund, upon the request of such Applicable Closing Date Purchaser, enters into a voting arrangement satisfying Section 12(d)(1)(E)(iii) of the 1940 Act;

(ii) of the type specified in clauses (2) or (3) of the definition of Excluded Transfer, to the extent such Applicable Closing Date Purchaser retains the right to vote or direct voting in connection with such transactions, the VMTP Shares shall be subject to such Voting Trust Agreement until such time as there is a default by such Applicable Closing Date Purchaser under such repurchase transaction or collateral pledge arrangement; and

(iii) as specified in clauses (2) or (3) of the definition of Excluded Transfer, to the extent such Applicable Closing Date Purchaser does not retain the right to vote or direct voting of such VMTP Shares in such transactions, such transactions do not permit the removal of the VMTP Shares’ rights transferred to the Voting Trust from such Voting Trust Agreement within the first 60 days of closing of such transferee becoming the Beneficial Owner of such VMTP Shares unless there is a default by such Applicable Closing Date Purchaser under such repurchase transaction or collateral pledge arrangement.

Without the prior written consent of the Fund (in its sole discretion), the Applicable Closing Date Purchaser will not agree or consent to any amendment, supplement, modification or repeal of such Applicable Closing Date Purchaser’s Voting Trust Agreement, nor waive any provision thereof; provided, that in the case of any proposed amendment, supplement, modification or repeal of such Voting Trust Agreement which is a result of a change in law or regulation, the consent of the Fund shall not be unreasonably withheld or delayed.

SECTION 7.02. Tax Treatment.

Each Closing Date Purchaser agrees to treat the Preferred Shares as equity of the Fund for all U.S. federal, state, and local income and other tax purposes.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, electronic mail or similar writing), except in the case of notices and other communications permitted to be given by telephone, and shall be given to such party at its address or telecopy number or email address set forth below or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by mail, five days after such communication is deposited in the mails registered mail, return receipt requested, addressed as aforesaid, or (ii) if given by any other means, when delivered at the address specified in this Section; except as otherwise specified, notices under the Statement of Preferences may be given by telephone to the Purchaser at the telephone numbers listed below (or such other telephone numbers as may be designated by the Purchaser, by written notice to the Fund, to receive such notice), immediately confirmed in writing, including by fax or electronic mail. The notice address for each party is specified below:

(a)	if to the Fund:

BlackRock California Municipal Income Trust

100 Bellevue Parkway

Wilmington, DE 19808-3700

Attention: Accounting Custody

Telephone: (302) 797-6179

Telecopy: (302) 797-2455

Email: Accounting.Custody@blackrock.com

(b)	if to the WFB Purchaser:

Wells Fargo Bank, National Association

375 Park Avenue

New York, New York 10152

Attention: Adam Joseph

Telephone: (212) 214-5502

Facsimile: (212) 214-8971

Email: adam.joseph@wellsfargo.com

(c)	if to the WFC Purchaser:

Wells Fargo Bank, National Association

375 Park Avenue

New York, New York 10152

Attention: Adam Joseph

Telephone: (212) 214-5502

Facsimile: (212) 214-8971

Email: adam.joseph@wellsfargo.com

SECTION 8.02. No Waivers.

(a) The obligations of the Fund hereunder shall not in any way be modified or limited by reference to any other document, instrument or agreement (including, without limitation, any other Related Document) other than the Statement of Preferences and the VMTP Shares. The rights of the Closing Date Purchasers hereunder are separate from and in addition to any rights that any Holder or Beneficial Owner of any VMTP Shares may have under the terms of such VMTP Shares or any Related Document or otherwise. In the event of an irreconcilable conflict between the terms hereof and the terms of the Statement of Preferences or the VMTP Shares, the terms of the Statement of Preferences shall govern.

(b) No failure or delay by the Fund or any Closing Date Purchaser in exercising any right, power or privilege hereunder or under any other Related documents or the VMTP Shares shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No failure or delay by the Fund or any Closing Date Purchaser in exercising any right, power or privilege under or in respect of the VMTP Shares or any other Related Document shall affect the rights, powers or privileges of the Fund or such Closing Date Purchaser hereunder or thereunder or shall operate as a limitation or waiver thereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 8.03. Expenses and Indemnification.

(a) The Fund shall reimburse each Closing Date Purchaser (to the extent that payments for the following items are not made or addressed under the other provisions hereof) for the reasonable fees, expenses, and disbursements of such Closing Date Purchaser (including reasonable fees and costs of outside counsel) incurred by such Closing Date Purchaser in connection with the execution, delivery and performance of this Agreement and the execution and delivery of the other Related Documents.

(b) Except as otherwise provided herein, the Fund agrees to indemnify and hold harmless the Closing Date Purchasers and each other Indemnified Person of either of the Closing Date Purchasers from and against any losses, claims, damages, liabilities or expenses incurred by them (including reasonable fees and disbursements of outside counsel) (“Expenses”), in connection with the defense of any lawsuit, action, claim, threat or demand by any Common Share holders or their representatives in connection with the execution and performance of this Agreement by either of the Closing Date Purchasers.

Notwithstanding anything herein to the contrary, the Fund shall not be liable for, and no Indemnified Person shall be entitled to indemnification or contribution under this Section 8.03 for, (1) any Expenses arising by reason of such Indemnified Person’s (i) willful misfeasance, (ii) bad faith or (iii) gross negligence, (2) any consequential, punitive, special or speculative losses, damages or expenses incurred or suffered by any Indemnified Person as a result of the transactions contemplated by this Agreement, including any opportunity cost of capital, such as the loss of anticipated or disgorgement of previously received dividends, interest, capital gains or any other profit or gain from any investment opportunity or activity foregone by such Indemnified Person as a result of the transactions contemplated by this Agreement or (3) any alleged loss incurred as a result of the Fund’s failure to pay any amount on or with respect to the VMTP Shares (whether dividends, redemption payments, liquidation proceeds or otherwise) due to the lack of funds legally available therefor under Applicable Law or because of any other Applicable Law restrictions on such payments.

(c) The Fund also agrees that if any indemnification sought by an Indemnified Person pursuant to this Agreement is unavailable or insufficient, for any reason, to hold harmless the Indemnified Persons of the other party in respect of any losses, claims, damages or liabilities (or actions in respect thereof) for which it is entitled to indemnification pursuant to Section 8.03(b), then the Fund, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Person as a result of such Expenses in such proportion as is appropriate to reflect (i) the relative benefits received by the Fund on the one hand and the Closing Date Purchaser(s) on the other hand from the actual or proposed transactions giving rise to or contemplated by this Agreement or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the Fund on the one hand and the Closing Date Purchaser(s) on the other, giving rise to such Expenses, as well as any other relevant equitable considerations; provided that in any event the aggregate contribution of the Closing Date Purchasers and their Indemnified Persons to all Expenses with respect to which contributions are available hereunder will not exceed the amount of dividends actually received by the Closing Date Purchasers from the Fund pursuant to the proposed transactions giving rise to this Agreement. For purposes of determining the relative benefits to the Fund on the one hand, and the Closing Date Purchasers on the other, under the proposed transactions giving rise to or contemplated by this Agreement, such benefits shall be deemed to be in the same proportion as (i) the total proceeds received or proposed to be received by the Fund pursuant to the transactions, whether or not consummated, for which the Closing Date Purchasers are purchasing VMTP Shares bears to (ii) the dividends paid by the Fund or on the Fund’s behalf to the Closing Date Purchasers in connection with the proposed transactions giving rise to or contemplated by this Agreement. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. The indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

(d) If an Indemnified Person is named as a defendant in any action, suit, proceeding or investigation as to which the Indemnified Person proposes to demand indemnification hereunder, it shall notify the Fund with reasonable promptness; provided, however, that any failure by such Indemnified Person to notify the Fund shall not relieve the Fund from its obligations hereunder (except to the extent that the Fund is materially prejudiced by such failure to promptly notify). The Fund shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnified Person. The Indemnified Person shall have the right to counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Fund has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person in accordance with the preceding sentence or (ii) the Indemnified Person shall have been advised by counsel that there exist actual or potential conflicting interests between the Fund and such Indemnified Person, including situations in which one or more legal defenses may be available to such Indemnified Person that are different from or additional to those available to the Fund; provided, however, that the Fund shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons of the other party; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Fund and any counsel designated by the Fund.

Each party further agrees that it will not, without the prior written consent of the other parties (the consent of a Closing Date Purchaser shall not be required to the extent such Closing Date Purchaser is neither requesting indemnification nor being requested to provide indemnification), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each other Indemnified Person from all liability and obligations arising therefrom. The Fund further agrees that none of the Closing Date Purchasers, nor any of their affiliates, nor any directors, officers, partners, employees, agents, representatives or control persons of the Closing Date Purchasers or any of their affiliates shall have any liability to the Fund arising out of or in connection with the proposed transactions giving rise to or contemplated by this Agreement. No party shall be responsible or liable to the other party or any other person for consequential, special or punitive damages which may be alleged as a result of this Agreement.

(e) Nothing in this Section 8.3 is intended to limit any party’s obligations contained in other parts of this Agreement or the VMTP Shares.

SECTION 8.04. Amendments and Waivers.

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Fund and the Purchaser.

SECTION 8.05. Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party hereto may assign or otherwise transfer any of its rights under this Agreement, by operation of law or otherwise, without the prior written consent of the other party. Any assignment without such prior written consent shall be void.

SECTION 8.06. Term of this Agreement.

This Agreement shall terminate with respect to a Closing Date Purchaser on the earlier of (i) the date upon which such Closing Date Purchaser is the Beneficial Owner of no VMTP Shares, provided that the Purchaser shall be deemed to be the Beneficial Owner of any VMTP Shares (x) transferred in connection with clauses (1), (2) or (3) of the definition of Excluded Transfer or (y) transferred by the Purchaser to any direct or indirect wholly-owned subsidiary of Wells Fargo & Company, (ii) the registration of any Outstanding VMTP Shares under the Securities Act and (iii) payment in full of all amounts owing to such Closing Date Purchaser hereunder and under the VMTP Shares; and notwithstanding any termination of this Agreement, the notice requirement of Section 7.01, Section 8.03, Section 8.07, Section 8.08, Section 8.10, Section 8.11 and Section 8.13 (for a period of one year after the termination of this Agreement) shall remain in full force and effect.

SECTION 8.07. Governing Law.

This Agreement shall be construed in accordance with and governed by the domestic law of the State of New York.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 8.08. Waiver.

The Fund and each of the Closing Date Purchasers hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement.

SECTION 8.09. Counterparts.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

SECTION 8.10. Beneficiaries.

This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto and the Indemnified Persons and their successors and permitted assigns any rights or remedies hereunder.

SECTION 8.11. Entire Agreement.

This Agreement shall constitute the entire agreement and understanding between the parties hereto with respect to the matters set forth herein and shall supersede any and all prior agreements and understandings relating to the subject matter hereof.

SECTION 8.12. Severability.

In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the intent of the Parties to this Agreement shall be preserved.

SECTION 8.13. Confidentiality.

All information, whether oral, written, via computer disk or electronic media or otherwise, to which a party is given access or which is made available to it by the other party (including by such other party’s agents and representatives) in connection with the transactions contemplated by this Agreement or any other Related Document is referred to as “Confidential Information”. Confidential Information shall include, without limitation, all technology, processes, trade secrets, contracts, proprietary information, portfolio information, historical and projected financial information, operating data and organizational cost structures, strategic or management plans, customer information and customer lists, whether received before or after the date hereof. Confidential Information shall also include information of or relating to any parent, subsidiary or affiliate of a party.

Each party agrees to hold all Confidential Information in confidence, that it will not disclose any Confidential Information to any person, other than directors, officers, employees, agents or representatives (including those of a legal nature) (collectively, the “Representatives”) who have a need to know such information in connection with the transactions contemplated by this Agreement or any other Related Document (the “Transactions”), and that it will not use any such Confidential Information for purposes other than in connection with the Transactions. For the avoidance of doubt, any Ratings Agency rating the VMTP Shares at the request of the Fund shall not be deemed to be a Representative for purposes of this Section 8.13 and will not be subject to the obligations of this Section 8.13. Each party agrees to inform its Representatives of the confidential and valuable nature of the Confidential Information and of its obligations under this Section 8.13. Each party shall be responsible and liable for any breach of this Section 8.13 by its Representatives. Each party agrees to use reasonable care and implement reasonable controls, but in all events at least the same degree of care and controls that it uses to protect its own confidential and proprietary information of similar importance, to prevent the unauthorized use, disclosure or availability of Confidential Information.

It is understood and agreed that no information shall be within the protection of this Section 8.13 where such information: (a) is or becomes publicly available through no fault of either party or its Representatives, (b) is authorized to be released by the disclosing party, (c) is rightly obtained from a third party, who, to the receiving party’s knowledge, is not under obligation of confidentiality, (d) is required to be disclosed as a matter of law, regulation or industry best practice or legal process or (e) is made available to any regulatory body.

In the event that either party to this Agreement or any of its Representatives become legally compelled (by deposition, interrogatory, request for documents, subpoena, regulatory request or demand, civil investigative demand or similar process (“Legal Process”)) to disclose any of the Confidential Information, such party may disclose such Confidential Information to the extent legally required; provided, however, that the Closing Date Purchasers shall, to the extent permitted by law, rule and regulation and reasonably practicable, notify the Fund prior to such disclosure by such Closing Date Purchaser so that the Fund may seek, at the Fund’s expense, a protective order or other appropriate remedy; provided, further, that the Closing Date Purchasers will have no liability to the Fund for failure to provide such notice. In the absence of such protective order, other remedy or waiver by the Fund, the Closing Date Purchasers may disclose such Confidential Information to the extent legally required. Notwithstanding anything to the contrary contained herein, either party and its affiliates may disclose Confidential Information, without notice to the other party, to any governmental agency, regulatory authority or self-regulatory authority (including, without limitation, bank and securities examiners) having or claiming to have authority to regulate or oversee any aspect of the party’s business or that of its affiliates in connection with the exercise of such authority or claimed authority. Nothing herein shall require a party to fail to honor any Legal Process on a timely basis.

In the event that this Agreement is terminated, or at any time upon request, each party agrees to return promptly or destroy all copies of the Confidential Information without retaining any copies thereof and to destroy all copies of any analyses, compilations, studies or other documents prepared by it or for its use containing or reflecting any Confidential Information. Provided however each party will be permitted to retain all or any portion or the Confidential Information to comply with its governing laws, regulations or internal policies. Such Confidential Information shall remain subject to the confidentiality obligations set forth in this Section 8.13.

Inasmuch as any breach of this Section 8.13 may result in immediate and irreparable injury, it is recognized and agreed that each party shall be entitled to equitable relief, including injunctive relief and specific performance, in addition to all other remedies available at law. Further, all obligations, rights and remedies hereunder shall survive any return or destruction of the Confidential Information and any termination of this Agreement; provided, however, that all obligations, rights and remedies hereunder shall survive the termination of this Agreement and remain in full force and effect for one (1) year after the termination of this Agreement.

It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this Section 8.13 shall operate as a waiver hereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Section 8.13.

Notwithstanding any other provision of this Agreement, any party or Representative may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Fund and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment or tax structure; provided that the foregoing does not constitute an authorization to disclose information identifying the Fund or any parties to transactions engaged in by the Fund (except to the extent relating to such tax structure or tax treatment) any non-public commercial or financial information.

SECTION 8.14. General.

For purposes of all of the provisions in this Agreement relating to any payment of dividends, purchase or redemption of shares, and payment and distribution to shareholders upon dissolution of the Fund on or in respect of the VMTP Shares, Applicable Law shall include sections 151, 160, 170, 173 and 281 of the Delaware General Corporation Law, including any successor provisions, as if the Fund were a Delaware corporation subject to the Delaware General Corporation Law and the VMTP Shares were shares of a Delaware corporation subject to the Delaware General Corporation Law. Accordingly, and without limiting the scope of the preceding sentence, any payment of dividends, purchase or redemption of shares, and payment and distribution to shareholders upon dissolution of the Fund on or in respect of the VMTP Shares shall be subject to the restrictions and limitations of sections 151, 160, 170, 173 and 281 of the Delaware General Corporation Law, including any successor provisions, as if the Fund were a Delaware corporation subject to the Delaware General Corporation Law.

Notwithstanding anything expressed or implied in this Agreement to the contrary, nothing in this Agreement shall confer upon either Closing Date Purchaser any rights to dividends on, or a redemption of, VMTP Shares (other than the rights provided to Holders under the Statement of Preferences) or any rights which would result in the VMTP Shares owned or held by the Closing Date Purchasers having priority over VMTP Shares owned or held by any other person as to distribution of assets or payment of dividends.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKROCK CALIFORNIA MUNICIPAL INCOME TRUST

By:	/s/ Brendan Kyne
Name:	Brendan Kyne
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ ADAM JOSEPH
Name:	ADAM JOSEPH
Title:	MANAGING DIRECTOR

WELLS FARGO & COMPANY

By:	/s/ JOHN SHREWSBERRY
Name:	JOHN SHREWSBERRY
Title:	EVP

Signature Page to the Variable Rate Muni Term Preferred Shares Purchase Agreement

SCHEDULE I

Description of VMTP Shares:	1,713 Series W-7 VMTP Shares, par value $0.001 per share, with a liquidation preference of $100,000 per share

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SCHEDULE II

LITIGATION

Curbow/Eitel Litigation

Certain funds — BlackRock California Municipal Income Trust (BFZ), BlackRock Credit Allocation Income Trust II, Inc. (PSY), BlackRock Credit Allocation Income Trust IV (BTZ), BlackRock Insured Municipal Income Investment Trust (currently, BlackRock Municipal Income Investment Quality Trust) (BAF), BlackRock Insured Municipal Income Trust (currently, BlackRock Municipal Income Quality Trust) (BYM), BlackRock Municipal Bond Investment Trust (BIE), BlackRock Municipal Income Trust (BFK), BlackRock New Jersey Municipal Income Trust (BNJ), BlackRock New York Insured Municipal Income Trust (currently, BlackRock New York Municipal Income Quality Trust) (BSE), BlackRock New York Municipal Bond Trust (BQH) and The BlackRock Strategic Municipal Trust (BSD) – are defendants in a purported shareholder derivative lawsuit pending in the Supreme Court of the State of New York, County of New York, under the caption Roy Curbow, et al. v. BlackRock Advisors, LLC, et al., Index No. 651104/10 (“Curbow Action”) and other funds — BlackRock MuniYield Insured Fund, Inc. (currently, BlackRock MuniYield Quality Fund III, Inc.) (MYI), BlackRock MuniYield California Insured Fund, Inc. (currently, BlackRock MuniYield California Quality Fund, Inc. (MCA), BlackRock MuniYield Fund, Inc. (MYD) and BlackRock MuniHoldings Insured Investment Fund (currently, BlackRock MuniHoldings Invesment Quality Fund (MFL) — and other defendants in a purported shareholder derivative lawsuit pending in the Supreme Court of the State of New York, County of New York, under the caption Dolores Eitel, et al. v. BlackRock Advisors, LLC, et al., Index No. 651178/2010 (all referenced funds are collectively, the “Funds”). The complaints in these two actions allege that the redemption at par of certain Auction Market Preferred Shares (“AMPS”) issued by the Funds constituted a breach of the fiduciary duties purportedly owed to the common shareholders of the Funds and a waste of the Funds’ assets. On March 15, 2012, the Court ordered that the two actions be consolidated and directed the plaintiffs to file a consolidated complaint within 30 days of the entry of the order. The plaintiffs in the Curbow Action also moved to preliminarily enjoin BlackRock Credit Allocation Income Trust II, Inc. (PSY) and BlackRock Credit Allocation Income Trust IV (BTZ) from redeeming their outstanding AMPS and, on December 23, 2010, the Court denied that motion.

No amended complaint has yet been filed, and there has been no discovery.

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EXHIBIT A

FORMS OF OPINIONS OF COUNSEL FOR THE FUND

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EXHIBIT A-1

FORM OF CORPORATE AND 1940 ACT OPINION OF

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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EXHIBIT A-2

[RESERVED]

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EXHIBIT A-3

FORM OF TAX OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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EXHIBIT B

FORMS OF RELATED DOCUMENTS

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EXHIBIT B-1

FORM OF PLACEMENT AGREEMENT

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EXHIBIT B-2

FORM OF STATEMENT OF PREFERENCES

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EXHIBIT B-3

FORM OF VOTING TRUST AGREEMENT

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EXHIBIT B-4

FORM OF REGISTRATION RIGHTS AGREEMENT

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EXHIBIT B-5

FORM OF VMTP SHARES

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EXHIBIT B-6

CHARTER OF THE FUND

979089.06-New York Server 1A	C-7-1	MSW - Draft January 24, 2012 - 10:25 AM